UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 28, 2011

HOKU CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1288 Ala Moana Blvd., Suite 220, Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (808) 682-7800

Not Applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2010, Hoku Materials, Inc., a wholly owned subsidiary of Hoku Corporation (collectively, “we” or the “Company”), and Wealthy Rise International, Ltd., a wholly owned subsidiary of Solargiga Energy Holdings, Ltd. (“Solargiga”), entered into the Second Amended and Restated Supply Agreement (the “Supply Agreement”), pursuant to which we agreed to sell to Solargiga specified volumes of polysilicon at a predetermined price over a three-year period beginning in 2011 for an aggregate purchase price payable to us of $60.00 million, subject to product deliveries and other conditions.

On June 28, 2011, we entered into Amendment No. 1 to the Supply Agreement (“Amendment No. 1”, and the Supply Agreement as amended by Amendment No. 1, the “Amended Supply Agreement”).  Pursuant to the Amended Supply Agreement, we agree to sell to Solargiga specified volumes of polysilicon at fixed prices over a five-year period beginning in calendar year 2012.   The pricing for the last two years of the five-year term may be adjusted based on market prices of polysilicon and negotiations between us and Solargiga.  The aggregate amount that may be paid to us over the five-year term is $92.8 million, assuming no such pricing adjustment occurs and without taking into account the prepayments already received by us.  The Amendment No. 1 extends the date by which we were obligated to commence shipments of polysilicon from May 2011 to May 2012, and it also extends the dates for price adjustments and termination rights in the event of a delay in commencing shipment.  Solargiga has the right to terminate the Amended Supply Agreement and recover any prepayments made if we have not commenced polysilicon shipments by September 30, 2012.  We have the right to terminate the Amended Supply Agreement and retain all prepayments received if Solargiga fails to pay certain monthly prepayments.

As an inducement for Solargiga to enter into Amendment No. 1, we agree to issue to Solargiga, within 30 days after the effective date of Amendment No. 1, a warrant (the “Warrant”) to purchase an aggregate of 1,196,581 million shares of the common stock of Hoku Corporation (the “Common Stock”).  The Warrant has a term of five years and a per share exercise price of $2.75.  The Warrant also includes a net-issuance provision based on the market value of the Common Stock at the time of exercise.

Except as amended by Amendment No. 1, the terms of the Supply Agreement continue to be in full force and effect.  The foregoing description of Amendment No. 1 and the Amended Supply Agreement is only a summary and qualified in its entirety by the text of the Amendment No. 1, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2011, and by the text of the Supply Agreement, a copy of which was filed as Exhibit 10.58 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.  The foregoing description of the Warrant is only a summary and qualified in its entirety by the text of the Warrant, a copy of which is filed as Exhibit 4.1 hereto.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.  The Warrant is issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) provided under Section 4(2) of the Act, and Rule 506 promulgated thereunder.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Warrant for the Purchase of Shares of Common Stock of Hoku Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOKU CORPORATION

Date: July 5, 2011	By:	/s/ Scott Paul
Name: Scott Paul
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Warrant for the Purchase of Shares of Common Stock of Hoku Corporation